Adamant DRI Commences Sales of Direct Reduced Iron Following 2-year Coal-to-Natural Gas and Production Upgrade

Affirms guidance of $16-20 million 2017 revenue

ZHANGJIAKOU, Hebei Province CHINA--(Marketwired - Apr 27, 2017) - Adamant DRI Processing and Minerals Group (OTCQB:ADMG), based in Hebei Province, People’s Republic of China, a producer and supplier of direct reduced iron (DRI) feedstock for China’s steel manufacturing and processing industries, announces the restart of production and initial sales following a 2-year production modernization period.

Current sales, from one of the Company’s two Huaxin-based lines, are products used by locally owned steel manufacturers as the Company progresses toward being able to deliver consistent product with the high quality metallic content required to obtain long term purchase orders from larger enterprises including state owned producers such as Hebei Iron & Steel Group.

The 2-year retooling effort, undertaken in response to restrictive environmental policies adopted in China was led by Dr. Ti Chang Sun, professor of mineral processing engineering at the University of Science and Technology Beijing, a leading authority on China steel manufacturing.

Plant upgrades include a power source conversion from coal to natural gas, installation of a full production line including rotary kiln, fine filtering, reductive roasting and pressing equipment.

Given the completion of the conversion to natural gas and the upgrade of the Company’s plants, the Company reaffirms its overall business outlook for 2017, which calls for revenue of $16-20 million.

About Adamant DRI

Adamant DRI Processing and Minerals Group produces and sells direct reduced iron for use as feedstock to Chinese state owned and locally owned steel manufacturers. The Company is now emerging from a 2-year retooling period in response to Chinese environmental reforms. The Company’s stock is traded on the OTCQB under the ticker symbol ADMG. Adamant DRI is based in Zhangjiakou, Hebei Province, People's Republic of China.

Forward-looking Statements

This press release contains forward-looking statements regarding prospects, statements of future expectations, future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time.

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